Exhibit 99.1

Selected Financial and Operating Information of Forestar Group Inc. included in the D.R. Horton, Inc. (“DHI”) Form 10-Q for the quarter ended June 30, 2018.

Segment Information tables as presented in

DHI’s 10-Q filed July 27, 2018

page 11 of DHI Form 10-Q

June 30, 2018
(In millions)
Assets
Cash and cash equivalents	$367.7
Restricted cash	40.0
Inventories:
Residential land and lots — developed and under development	325.9
Land held for development	34.9

360.8
Investment in unconsolidated entities	18.0
Deferred income taxes, net	1.3
Property and equipment, net	1.8
Other assets	21.2

$810.8

Liabilities
Accounts payable	$7.4
Accrued expenses and other liabilities	72.8
Notes payable	110.5

$190.7

pages 13-14 of DHI Form 10-Q

	Three Months Ended June 30, 2018	For the Period from October 5, 2017 to June 30, 2018
	(In millions)
Revenues	$23.6	$77.0
Cost of sales	10.0	45.5
Selling, general and administrative expense	6.5	25.6
Equity in earnings of unconsolidated entities	(1.0)	(10.1)
Gain on sale of assets	(1.3)	(4.0)
Interest expense	1.6	5.8
Other (income) expense	(2.7)	(4.9)

Income before income taxes	$10.5	$19.1

Summary Cash Flow Information:
Depreciation and amortization		$0.2

Cash used in operating activities		$(219.2)

pages 47-48 of DHI Form 10-Q

KEY RESULTS

Key financial results as of and for the three months ended June 30, 2018 were as follows:

Forestar:

•	Forestar’s revenues were $23.6 million, which included $8.8 million of lot sales to our homebuilding segment.

•	Forestar’s pre-tax income was $10.5 million, which included pre-tax income of $3.2 million from lot sales to our homebuilding segment.

•	Owned and controlled lots totaled 19,100. Of these lots, 11,100 were under contract to sell to or subject to a right of first offer with D.R. Horton.

•	Forestar’s cash and cash equivalents totaled $367.7 million.

•	Forestar’s inventories totaled $360.8 million.

Key financial results from the acquisition date of October 5, 2017 through June 30, 2018 were as follows:

Forestar:

•	Forestar’s revenues were $77.0 million, which included $17.3 million of lot sales to our homebuilding segment.

•	Forestar’s pre-tax income was $19.1 million, which included pre-tax income of $5.0 million from lot sales to our homebuilding segment.

page 60 of DHI Form 10-Q

RESULTS OF OPERATIONS – FORESTAR

On October 5, 2017, we acquired 75% of the outstanding shares of Forestar. Forestar’s segment results are presented on their historical cost basis, consistent with the manner in which management evaluates segment performance. (See Note B for additional Forestar segment information and purchase accounting adjustments.)

Results of operations for the Forestar segment for the three months ended June 30, 2018 and from the date of acquisition through June 30, 2018 (referred to as the nine month period in the discussion below) were as follows:

	Three Months Ended June 30, 2018	For the Period from October 5, 2017 to June 30, 2018
	(In millions)
Residential land and lot sales	$23.6	$67.9
Commercial lot sales	—	9.1

Total revenues	$23.6	$77.0
Cost of sales	10.0	45.5
Selling, general and administrative expense	6.5	25.6
Equity in earnings of unconsolidated entities	(1.0)	(10.1)
Gain on sale of assets	(1.3)	(4.0)
Interest expense	1.6	5.8
Other (income) expense	(2.7)	(4.9)

Income before income taxes	$10.5	$19.1

Residential land and lot sales primarily consist of the sale of single-family lots to local, regional and national homebuilders. During the three and nine months ended June 30, 2018, Forestar sold 297 and 856 single-family lots, respectively, from its owned projects and consolidated ventures at average sales prices of $77,900 and $75,300. Forestar sold 141 lots to D.R. Horton for $6.8 million and 324 lots to D.R. Horton for $15.3 million during the three and nine months ended June 30, 2018, respectively. Also, Forestar sold 79 residential tract acres to D.R. Horton for $2.0 million during the three and nine months ended June 30, 2018.

Equity in earnings of unconsolidated entities for the nine month period primarily relates to the sale of a multi-family joint venture project in Nashville, Tennessee.

Selling, general and administrative expenses for the nine month period include $6.3 million of severance and change of control charges for Forestar’s executive officers that were triggered shortly after the acquisition date. The severance and change of control amount of $2.6 million was payable to Forestar’s former Chief Executive Officer upon his resignation from Forestar on December 28, 2017. The remaining severance and change of control amounts are payable upon termination or resignation of each of the executives.

At June 30, 2018, Forestar owned directly or controlled through land and lot option purchase contracts approximately 19,100 residential lots, of which approximately 1,200 are fully developed. Approximately 11,100 of these lots are under contract to sell to D.R. Horton or subject to a right of first offer under the master supply agreement with D.R. Horton. Approximately 400 of these lots are under contract to sell to other builders.

On February 8, 2018, Forestar sold a portion of its assets for $232 million. This strategic asset sale included projects owned both directly and indirectly through ventures and consisted of approximately 750 developed and under development lots, over 4,000 future undeveloped lots, 730 unentitled acres, an interest in one multi-family operating property and a multi-family development site. The total net proceeds after certain purchase price adjustments, closing costs and other costs associated with selling these projects was $217.5 million, and a gain on the sale of these assets of $0.7 million is included in our consolidated statement of operations for the nine months ended June 30, 2018.

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